____________, 2000


Virginia Short-Term Tax-Free Bond Fund
(a series of T. Rowe Price State Tax-Free Income Trust)
100 East Pratt Street
Baltimore, Maryland 21202

T. Rowe Price Tax-Free Short-Intermediate Fund, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Dear Sirs:

         We are acting as counsel to Virginia Short-Term Tax-Free Bond Fund ("Virginia Tax-Free Fund"), a series of the T. Rowe Price State Tax-Free Income Trust, and T. Rowe Price Tax-Free Short-Intermediate Fund, Inc. ("Short-Intermediate Tax-Free Fund") in connection with the proposed transfer of assets (the "Reorganization") of Virginia Tax-Free Fund to Short-Intermediate Tax-Free Fund in exchange for shares of Short-Intermediate Tax-Free Fund (the "Shares") pursuant to an Agreement and Plan of Reorganization dated September [ ], 2000 (the "Agreement").

         In connection with rendering the opinions expressed herein, we have examined Short-Intermediate Tax-Free Fund's Registration Statement on Form N-14 (the "Registration Statement") relating to the Shares of Short-Intermediate Tax-Free Fund to be offered in exchange for the assets of Virginia Tax-Free Fund, and containing the preliminary prospectus and proxy statement relating to the transaction (collectively, the "Prospectus"), to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as Exhibit A to the Prospectus.

         In our examination of the foregoing documents we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all
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parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity of the Agreement to be executed and delivered by the parties with the form of the Agreement contained in the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

         In rendering the opinions expressed herein, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus. As to other questions of fact material to this opinion, we have assumed, with your approval and without independent investigation or verification, that the following facts will be accurate and complete as of the consummation of the Reorganization (the "Closing Date").

1. The fair market value of the Shares to be received by each Virginia Tax-Free Fund shareholder will be equal to the fair market value of the Virginia Tax-Free Fund shares surrendered in exchange therefor upon the liquidation of Virginia Tax-Free Fund.
2. Virginia Tax-Free Fund will not have redeemed its shares, and will not have made distributions with respect to its shares other than those which are consistent with past custom and practice, prior or incident to and as part of the Reorganization. For purposes of this assumption, shares of Virginia Tax-Free Fund required to be redeemed by Virginia Tax-Free Fund prior to the Reorganization and not as part of the Reorganization but in the ordinary course of its business as an open-end investment company pursuant to Section 22(e) of the Investment Company Act of 1940, as amended (the "ICA"), shall not be taken into account. No shareholders of Virginia Tax-Free Fund will exercise dissenters rights with respect to the Reorganization.
3. Pursuant to the Agreement, Virginia Tax-Free Fund will distribute in liquidation of Virginia Tax-Free Fund, the Shares of Short-Intermediate Tax-Free Fund received by Virginia Tax-Free Fund in the Reorganization.
4. Short-Intermediate Tax-Free Fund will not assume any liabilities of Virginia Tax-Free Fund in the Reorganization, nor will any assets transferred pursuant to the Reorganization be subject to any liabilities, and Short-Intermediate Tax-Free Fund will pay no consideration other than the Shares in connection with the Reorganization.
5. All expenses incurred by Virginia Tax-Free Fund with respect to the Reorganization will be borne by Virginia Tax-Free Fund or its investment adviser. Each shareholder of Virginia Tax-Free Fund will pay its respective share of the expenses, if any, incurred in connection with the Reorganization. Short-Intermediate Tax-Free Fund or its investment adviser will pay the expenses, if any, incurred by it in connection with the Reorganization.
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6.        No intercorporate indebtedness will exist between Short-Intermediate
Tax-Free Fund and Virginia Tax-Free Fund that was issued, acquired, or will be settled at a discount.
7. Virginia Tax-Free Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Short-Intermediate Tax-Free Fund.
8. The assets of Virginia Tax-Free Fund transferred to Short-Intermediate Tax-Free Fund will include all assets owned by Virginia Tax-Free Fund at fair market value on the Closing Date net of reserves and Excludable Assets as provided in the Agreement.
9. In accordance with the terms of the Agreement, Virginia Tax-Free Fund will transfer all of its business and will transfer assets to Short-Intermediate Tax-Free Fund representing at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Virginia Tax-Free Fund immediately prior to the Reorganization. For purposes of this assumption, amounts paid by Virginia Tax-Free Fund to shareholders who receive cash or other property, amounts paid to dissenters, amounts used by Virginia Tax-Free Fund to pay its reorganization expenses or other liabilities, and all redemptions and distributions (other than regular, normal redemptions and dividends) made by Virginia Tax-Free Fund immediately preceding the Reorganization will be included as assets of Virginia Tax-Free Fund held immediately prior to the Reorganization.
10. Virginia Tax-Free Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").
11. No cash will be paid to the shareholders of Virginia Tax-Free Fund in lieu of fractional shares.
12. For federal income tax purposes, Virginia Tax-Free Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Virginia Tax-Free Fund and will continue to apply through the Closing Date.
13. As of the Closing Date, Virginia Tax-Free Fund will have declared to its shareholders of record a dividend or dividends payable prior to closing, which together with all previous such dividends will have the effect of distributing all of Virginia Tax-Free Fund's investment company taxable income plus the excess of its interest income, if any, excludable from gross income under Code Section 103(a) over its deductions disallowed under Sections 265 and 171(a)(2) for the taxable year of Virginia Tax-Free Fund ending on the Closing Date and all its net capital gain realized in such taxable year.
14. Neither Short-Intermediate Tax-Free Fund nor any person related thereto within the meaning of Treasury Regulation Section 1.368-1(e) will have any plan or intention to reacquire any of the Shares of Short-Intermediate Tax-Free Fund issued in the Reorganization. For purposes of this assumption, Shares of Short--
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Intermediate Tax-Free Fund required to be redeemed by Short-Intermediate
Tax-Free Fund not as part of the Reorganization but in the ordinary course of its business as an open-end investment company pursuant to Section 22(e) of the ICA shall not be taken into account.
15. Short-Intermediate Tax-Free Fund will have no plan or intention to sell or otherwise dispose of any of the assets of the Virginia Tax-Free Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business.
16. Following the Reorganization, Short-Intermediate Tax-Free Fund will continue Virginia Tax-Free Fund's historic business or use a significant portion of Virginia Tax-Free Fund's historic business assets in its business.
17. Short-Intermediate Tax-Free Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Virginia Tax-Free Fund.
18. Short-Intermediate Tax-Free Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).
19. For federal income tax purposes, Short-Intermediate Tax-Free Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Short-Intermediate Tax-Free Fund prior to the Reorganization and will continue to apply after the Closing Date.

         We note that our opinion is expressly limited to the federal laws of the United States.

         Based on the foregoing and subject to the assumptions and limitations set forth above, and such examination of law as we have deemed necessary, we are of the opinion that:

1. The Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code;
2. Virginia Tax-Free Fund and Short-Intermediate Tax-Free Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;
3. Pursuant to Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by Virginia Tax-Free Fund upon the transfer of its assets to Short-Intermediate Tax-Free Fund in exchange solely for shares of Short-Intermediate Tax-Free Fund as a result of the Reorganization or upon the distribution (whether actual or constructive) of the Shares of Short-Intermediate Tax-Free Fund in complete liquidation of Virginia Tax-Free Fund;
4. Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by Short-Intermediate Tax-Free Fund upon its acquisition of Virginia Tax-Free Fund's assets solely in exchange for Shares of Short-Intermediate Tax-Free Fund;
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5.        Pursuant to Section 362(b) of the Code, the basis of the assets of
Virginia Tax-Free Fund acquired by Short-Intermediate Tax-Free Fund will be the same as the basis of such assets when held by Virginia Tax-Free Fund immediately prior to the Reorganization;
6. Pursuant to Section 1223(2) of the Code, the holding period of the assets of Virginia Tax-Free Fund acquired by Short-Intermediate Tax-Free Fund will include the period during which such assets were held by Virginia Tax-Free Fund;
7. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by a shareholder of Virginia Tax-Free Fund upon the exchange of his or her shares solely for Shares of Short-Intermediate Tax-Free Fund, including fractional shares, in liquidation of Virginia Tax-Free Fund;
8. Pursuant to Section 358(a)(1) of the Code, the basis of the Shares of Short-Intermediate Tax-Free Fund received by former Virginia Tax-Free Fund shareholders will be the same as the basis of Virginia Tax-Free Fund shares surrendered in exchange therefor; and
9. Pursuant to Section 1223(1) of the Code, the holding period for Shares of Short-Intermediate Tax-Free Fund received by each shareholder of Virginia Tax-Free Fund in exchange for his or her shares of Virginia Tax-Free Fund will include the period during which such shareholder held shares of Virginia Tax-Free Fund (provided Virginia Tax-Free Fund shares were held as capital assets on the date of the exchange).

10. The taxable year of Virginia Tax-Free Fund will end on the effective date of the Reorganization; and, pursuant to Section 381(a) of the Code and the regulations thereunder, Short-Intermediate Tax-Free Fund will succeed to and take into account certain tax attributes of Virginia Tax-Free Fund, such as earnings and profits.
         The opinions expressed herein are based upon currently applicable statutes and regulations and existing interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Closing Date) in a manner which would affect our conclusions. Finally, we note that this opinion is solely for the benefit of the addressees hereof in connection with the transaction described herein and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement or in the Prospectus constituting part thereof. In giving such
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consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

 Very truly yours,
/s/Swidler Berlin Shereff Friedman, LLP
Swidler Berlin Shereff Friedman, LLP